Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:
Next Generation Media Corp.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
50,000,000 shares of Common Stock, par value $0.01 per share; 500,000 shares of Series A Preferred Stock, par value $0.001 per share; 500,000 shares of Series B Preferred Stock, par value $0.001 per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
50,000 shares of Common Stock, par value $0.01 per share; 500,000 shares of Series A Preferred Stock, par value $0.001 per share; 500,000 shares of Series B Preferred Stock, par value $0.001 per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
1 share of Common Stock for each 1,000 shares of Common Stock

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
See Addendum A

7. Effective date of filing: (optional)	May 18, 2010
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X /s/ Darryl Reed	Chief Executive Officer
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 3-6-09

ADDENDUM A

No fractional shares will be issued and in lieu thereof each shareholder who would have received less than one share shall be paid $18.50 times the fractional share to which the shareholder would have otherwise been entitled (the “Payout Amount”), and all other fractional shares will be rounded up to the next whole number.